APPENDIX A

FORM OF

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this "Plan") is made as of this _______ day of _____________________ 2009, by and between ND Tax-Free Fund, Inc. and Montana-Tax Free Fund, Inc., each a North Dakota corporation, respectively on behalf of itself as listed in the Target Funds column below (each a "Target Fund" and collectively, the "Target Funds"), and Viking Mutual Funds, a Delaware statutory trust ("Viking"), on behalf of its respective series listed in the Acquiring Funds column below (each an "Acquiring Fund" and collectively, the "Acquiring Funds").

Acquiring Funds	Target Funds
Viking Tax-Free Fund for North Dakota	ND Tax-Free Fund, Inc.
Viking Tax-Free Fund for Montana	Montana-Tax Free Fund, Inc.

WHEREAS, the Target Funds and Viking are open-end management investment companies registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the parties desire that each Acquiring Fund acquire the assets and assume the stated liabilities of the Target Fund listed opposite the Acquiring Fund in the above table (each a "Corresponding Target Fund") in exchange for shares of equal value of the Acquiring Fund (each a "Corresponding Acquiring Fund") and the distribution of the shares of the Acquiring Fund to the shareholders of the Corresponding Target Fund in connection with the complete liquidation and dissolution of the Corresponding Target Fund (each series of such transactions between an Acquiring Fund and its corresponding Target Fund, a "Reorganization");

WHEREAS, the parties intend that all agreements, representations, actions and obligations described herein made or undertaken by the Acquiring Funds are made and shall be taken or undertaken by Viking on behalf of each Acquiring Fund as appropriate. Similarly, the parties intend, if context requires, that all agreements, representations, actions and obligations described herein made or undertaken by Viking are made and shall be taken by Viking on behalf of the appropriate Acquiring Fund, as appropriate;

WHEREAS, the parties intend that each Reorganization qualify as a "reorganization," within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Acquiring Fund and the Corresponding Target Fund each be a "party to a reorganization," within the meaning of section 368(b) of the Code, with respect to the Reorganization;

WHEREAS, the parties, for convenience, have structured this Plan so that it generally refers to a single Reorganization between a single Acquiring Fund and a single Target Fund, but intend for this Plan and its terms and conditions to apply to each Reorganization, and that this Plan be adopted as a "plan of reorganization" within the meaning of the regulations under the Code (the "Regulations"); and

WHEREAS, the parties intend that the consummation of both Reorganizations shall be required for consummation of any single Reorganization.

NOW, THEREFORE, in accordance with the mutual promises described herein, the parties agree as follows:

1.	Definitions.	The following terms shall have the following meanings:

	1933 Act	The Securities Act of 1933, as amended.

	1934 Act	The Securities Exchange Act of 1934, as amended.

Assets

All property and assets of any kind and all interests, rights, privileges and powers of or attributable to the Target Fund whether or not determinable at the Effective Time and wherever located. Assets include all cash, cash equivalents, securities, claims (whether absolute or contingent, Known or unknown, accrued or unaccrued or conditional or unmatured), contract rights and receivables (including dividend and interest receivables) owned by or attributed to the Target Fund and any deferred or prepaid expense shown as an asset on the Target Fund's books.

	Assets List	A list of securities and other Assets and Liabilities of or attributable to the Target Fund as of the date provided to Viking.

	Business Day	Each weekday that the New York Stock Exchange is open.

	Closing Date	June 30, 2009, or such other date as the parties may agree to in writing.

	Effective Time	9:00 a.m. Eastern time on the Business Day following the Closing Date, or such other time as the parties may agree to in writing.

	Fund	The Acquiring Fund or the Target Fund as the context may require.

	Know, Known, or Knowledge	Known after reasonable inquiry.

Liabilities

All liabilities of, allocated or attributable to the Target Fund as set forth on the Assets List and as included in the calculation of net asset value (as defined below) on the Closing Date of the Reorganization, excluding liabilities for expenses incurred by the Funds in connection with the Reorganization.

N-14 Registration Statement

Viking's registration statement on Form N-14 under the 1940 Act that will register the shares of the Acquiring Fund to be issued in the Reorganization and will include the proxy materials necessary for shareholders of the Target Fund to approve the Reorganization.

	Material Agreements	The agreements set forth in Schedule A.

	Net Value of Assets	Value of Assets, determined in accordance with Section 3(d) hereof, net of Liabilities.

Reorganization Documents

Such bills of sale, assignments, assumptions, and other instruments as desirable for the Target Fund to transfer to the Corresponding Acquiring Fund all right and title to and interest in the Assets and for the Corresponding Acquiring Fund to assume the Liabilities.

	Schedule A	Schedule A to this Plan.

	Schedule B	Schedule B to this Plan.

Target Financial Statements

The audited financial statements of the Target Fund for its most recently completed fiscal year and, if applicable, the unaudited financial statements of the Target Fund for its most recently completed semi-annual period.

Valuation Time

The time on the Closing Date, the Business Day immediately preceding the Closing Date if the Closing Date is not a Business Day, or such other date as the parties may agree to in writing, that Viking determines the Net Value of Assets per share of the Acquiring Fund and the Target Fund determines the Net Value of Assets of or attributable to the Class A shares and Class B shares, if applicable, of the Target Fund. Unless otherwise agreed to in writing, the Valuation Time shall be at the time of day then set forth in the Acquiring Fund's registration statement on Form N-1A as the time of day at which net asset value is calculated.

2.	Regulatory Filings and Shareholder Action.
(a)

Viking shall promptly file the N-14 Registration Statement with the SEC. The Target Funds and Viking shall promptly prepare and file any other appropriate regulatory filings, including, without limitation, filings with federal, state or foreign securities regulatory authorities.

(b)

The parties shall comply with the provisions of rule 17a-8 under the 1940 Act, or if required, shall seek an order of the SEC, providing them with any necessary relief from section 17 of the 1940 Act to permit them to consummate the transactions contemplated by this Plan.

(c)

As soon as practicable after the effective date of the N-14 Registration Statement, the Target Funds shall hold a meeting of Target Fund shareholders to consider and approve this Plan and such other matters as the Target Funds' boards of directors may determine.

3.	Transfer of Assets and Related Transactions. The Target Funds and Viking shall take the following steps with respect to the Reorganizations:
(a)

On or prior to the Closing Date, the Target Fund shall (1) endeavor to pay or make reasonable provision to pay all of the liabilities, expenses, costs and charges of or attributable to the Target Fund that are Known to the Target Fund and that are due and payable as of the Closing Date, and (2) the Target Fund shall declare and pay to its shareholders a dividend and/or other distribution in an amount large enough so that it will have distributed substantially all (and in any event not less than 98%) of its "investment company taxable income" (as defined in section 852(b)(2) of the Code, computed without regard to any deduction for dividends paid) and substantially all of its "net capital gain," if any (as defined in section 1222(11)) for the current taxable year through the Effective Time.

(b)

At the Effective Time, the Target Fund shall assign, transfer, deliver and convey all of the Assets to the Corresponding Acquiring Fund, subject to the Liabilities. Viking shall then accept the Assets and assume the Liabilities such that at and after the Effective Time (i) all of the Assets shall become and be the assets of the Corresponding Acquiring Fund and (ii) all of the Liabilities shall attach to the Corresponding Acquiring Fund, enforceable against the Corresponding Acquiring Fund to the same extent as if initially incurred by the Corresponding Acquiring Fund.

(c)

Within a reasonable time prior to the Closing Date, the Target Fund shall provide the Assets List to Viking. The parties agree that the Target Fund may sell any asset on the Assets List prior to the Effective Time. After the Target Fund provides the Assets List, the Target Fund will not acquire any additional securities or permit to exist any encumbrances, rights, restrictions or claims not reflected on the Assets List, without the prior consent of Viking. Within a reasonable time after receipt of the Assets List and prior to the Closing Date, Viking will advise the Target Fund of any investments shown on the Assets List that Viking has determined to be inconsistent with the investment objective, policies and restrictions of the Acquiring Fund. The Target Fund will dispose of any such securities prior to the Closing Date to the extent practicable and consistent with applicable legal requirements, including the Target Fund's investment objective, policies and restrictions. In addition, if Viking determines that, as a result of the Reorganization, the Acquiring Fund would own an aggregate amount of an investment that would exceed a percentage limitation applicable to the Acquiring Fund, Viking will advise the Target Fund in writing of any such limitation and the Target Fund shall dispose of a sufficient amount of such investment as may be necessary to avoid violating the limitation as of the Effective Time, to the extent practicable and consistent with applicable legal requirements, including the Target Fund's investment objective, policies and restrictions.

(d)

The Target Fund shall assign, transfer, deliver and convey the Assets to the Corresponding Acquiring Fund, free and clear of all liens and encumbrances and subject to no restrictions on the full transfer thereof, at the Effective Time on the following bases:

(1)

In exchange for the transfer of the Assets, Viking shall simultaneously issue and deliver to the Target Fund full and fractional shares of beneficial interest of the Corresponding Acquiring Fund. Viking shall determine the number of shares of the Acquiring Fund to be issued by dividing the Net Value of Assets attributable to each respective class of the Target Fund by the net asset value of one Corresponding Acquiring Fund share determined in accordance with Section 3(d)(2) hereof. Based on this calculation, Viking shall issue shares of beneficial interest of the Acquiring Fund with an aggregate net asset value equal to the Net Value of Assets attributable to Class A and Class B of the Corresponding Target Fund.

(2)

The parties shall determine, as of the Valuation Time, the Net Value of Assets of the Acquiring Fund shares to be delivered and the Net Value of Assets attributable to Class A and Class B, if applicable, of the Corresponding Target Fund to be conveyed, substantially in accordance with the Acquiring Funds' current valuation procedures. The parties shall make all computations to the fourth decimal place or such other decimal place as the parties may agree to in writing.

(3)

The Target Fund shall transfer the Assets with good and marketable title to Viking's custodian for the account of the Corresponding Acquiring Fund. The Target Fund shall transfer all of the Target Fund's cash in the form of immediately available funds payable to the order of Viking's custodian for the account of the Corresponding Acquiring Fund. The Target Fund shall transfer any of the Assets that were not transferred to Viking's custodian at the Effective Time to Viking's custodian at the earliest practicable date thereafter.

(e)

The steps set forth in Section 3(d) hereof, together with all other related acts necessary to consummate the Reorganization, shall occur at the Target Fund's principal office on the Closing Date, or at such other place as the parties may agree on. All steps and acts shall be deemed to take place simultaneously at the Effective Time.

(f) Promptly after the Closing Date (usually within one week), the Target Fund will deliver to Viking the Statement of Assets and Liabilities of the Target Fund as of the Valuation Time.
4.	Liquidation and Dissolution of the Target Fund, Registration of Shares and Access to Records. The Target Funds and Viking also shall take the following steps in connection with the Reorganizations:
(a)

At or as soon as reasonably practical after the Effective Time, the Target Fund shall liquidate and dissolve by transferring to shareholders of record full and fractional shares of beneficial interest of the Acquiring Fund received equal in value to the shares of the respective class of the Target Fund held by the shareholder. The Target Fund shareholder also shall have the right to receive any unpaid dividends or other distributions that the Target Fund declared with respect to the shareholder's Target Fund class shares at or before the Effective Time. Viking shall record on its books the ownership by the shareholders of the Acquiring Fund shares; the Target Fund shall simultaneously redeem and cancel on its books all of its issued and outstanding shares. The Target Fund shall then wind up its affairs and take all steps as are necessary and proper to dissolve as soon as is reasonably possible (but in no event more than six months) after the Effective Time and in accordance with all applicable laws and regulations.

(b)

If a Target Fund shareholder requests a change in the registration of the shareholder's Acquiring Fund shares to a person other than the shareholder, the Acquiring Fund shall require the shareholder to (i) furnish the Acquiring Fund with an instrument of transfer properly endorsed, accompanied by any required signature guarantees and otherwise in proper form for transfer; (ii) if any of the shares are outstanding in certificate form, deliver to the Acquiring Fund the certificate representing such shares; and (iii) pay to the Acquiring Fund any transfer or other taxes required by reason of such registration or establish to the reasonable satisfaction of the Acquiring Fund that such tax has been paid or does not apply.

(c)

At and after the Closing Date, the Target Fund shall provide Viking and its transfer agent with immediate access to: (i) all records containing the names, addresses and taxpayer identification numbers of all of the Target Fund's shareholders and the number and percentage ownership of the outstanding shares of the respective class of the Target Fund owned by each shareholder as of the Effective Time and (ii) all original documentation (including all applicable Internal Revenue Service forms, certificates, certifications and correspondence) relating to the Target Fund shareholders' taxpayer identification numbers and their liability for or exemption from back-up withholding. The Target Fund shall preserve and maintain, or shall direct its service providers to preserve and maintain, its records as required by section 31 of and rules 31a-1 and 31a-2 under the 1940 Act.

5.	Certain Representations, Warranties and Agreements of the Target Funds. Each Target Fund represents and warrants to, and agrees with, Viking as follows:
(a)

The Target Fund is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of North Dakota. The Target Fund is registered with the SEC as an open-end management investment company under the 1940 Act, and such registration is in full force and effect.

(b)

The Target Fund has the power and all necessary federal, state and local qualifications and authorizations to own all of its properties and Assets, to carry on its business as now being conducted and described in its currently effective registration statement on Form N-1A, to enter into this Plan and to consummate the transactions contemplated herein.

(c)

The board of directors of the Target Fund has duly authorized the execution and delivery of this Plan and the transactions contemplated herein. Duly authorized officers of the Target Fund have executed and delivered this Plan. Assuming due authorization, execution and delivery of this Plan by Viking, this Plan represents a valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Plan does not, and, subject to the approval of shareholders referenced in Section 2(c) hereof, the consummation of the transactions contemplated by this Plan will not, violate the Target Fund's articles of incorporation, bylaws or any Material Agreement or any provision of North Dakota law. Except for the approval of Target Fund shareholders and subject to conditions precedent herein, the Target Fund does not need to take any other action to authorize its officers to effectuate this Plan and the transactions contemplated herein.

(d)

The Target Fund has qualified for treatment as a regulated investment company ("RIC") under Part I of Subchapter M of Chapter 1 of Subtitle A of the Code, for each taxable year since the commencement of its operations and qualifies and shall continue to qualify for treatment as a RIC during its current taxable year, which includes the Effective Time; it will invest its assets at all times and through the Effective Time in a manner that ensures compliance with the foregoing; and it has no earnings and profits accumulated in any taxable year in which the provisions of such Subchapter M did not apply to it.

(e)

The materials included within the N-14 Registration Statement when filed with the SEC, when Part A of the N-14 Registration Statement is distributed to Target Fund shareholders, at the time of the Target Fund shareholder meeting and at the Effective Time, insofar as they relate to the Target Fund (i) shall comply in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act, the rules and regulations thereunder and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

(f)

The Target Fund has duly authorized and validly issued all of its issued and outstanding shares and all of the shares are validly outstanding, fully paid and non-assessable, and are offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws. There are no outstanding options, warrants or other rights to subscribe for or purchase Target Fund shares, nor are there any securities convertible into Target Fund shares.

(g)

The Target Fund shall operate its business in the ordinary course between the date hereof and the Effective Time, it being agreed that such ordinary course of business will include the declaration and payment of customary dividends and other distributions and any other distributions deemed advisable in anticipation of the Reorganization (including distributions pursuant to Section 3(a)(2) hereof). From the date it commenced operations through the Effective Time, the Target Fund shall conduct its "historic business" (within the meaning of section 1.368-1(d)(2) of the Regulations) in a substantially unchanged manner; and before the Effective Time, the Target Fund will not (a) dispose of and/or acquire any Assets (i) for the purpose of satisfying the Acquiring Fund's investment objective or policies or (ii) for any other reason except in the ordinary course of its business as a RIC, or (b) otherwise change its historic investment policies.

(h)

As of the Effective Time, at least 33-1/3 percent of the Target Fund's portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of the Acquiring Fund. As of the Effective Time, the Target Fund will not have altered its portfolio in connection with the Reorganization to meet the 33-1/3 percent threshold. As of the Effective Time, the Target Fund will not have modified any of its investment objectives, strategies, policies, risks or restrictions as part of the plan of Reorganization for purposes of section 1.368-1(d)(2) of the Regulations.

(i) The Target Fund is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.
(j) At the Effective Time, the Target Fund will have good and marketable title to the Assets and full right, power and authority to assign, transfer, deliver and convey the Assets.
(k)

The Target Financial Statements, copies of which have been previously delivered to Viking, fairly present the financial position of the Target Fund as of its most recent fiscal year-end and the results of its operations and changes in its net assets for the periods indicated. The Target Financial Statements are in accordance with generally accepted accounting principles consistently applied.

(l)

To the Knowledge of the Target Fund, the Target Fund has no liabilities, whether or not determined or determinable, other than the liabilities disclosed or provided for in the Target Financial Statements or liabilities incurred in the ordinary course of business subsequent to the date of the Target Fund Financial Statements and set forth in the Assets List. All such liabilities were incurred by the Target Fund in the ordinary course of its business and are associated with the Assets transferred to the Acquiring Fund.

(m)

Other than the claims, actions, suits, investigations or proceedings set forth on Schedule B, the Target Fund does not Know of any claims, actions, suits, investigations or proceedings of any type pending or threatened against it or the Assets or its businesses. The Target Fund does not Know of any facts that it currently has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against it. For purposes of this provision, investment underperformance or negative investment performance shall not be deemed to constitute such facts, provided all required performance disclosures have been made. Other than the orders, decrees or judgments set forth on Schedule B, the Target Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect, its financial condition, results of operations, business, properties or the Assets or its ability to consummate the transactions contemplated by the Plan.

(n)

Except for contracts, agreements, franchises, licenses or permits listed in Schedule A, in each case under which no material default exists, the Target Fund is not a party to or subject to any material contract, debt instrument, employee benefit plan, lease, franchise, license or permit of any kind or nature whatsoever.

(o)

The Target Fund has filed its federal income tax returns, copies of which have been previously delivered to Viking, for all taxable years to and including the Target Fund's most recently completed taxable year, and has paid all taxes payable pursuant to such returns. No such return is currently under audit and no assessment has been asserted with respect to such returns.

(p)

Since the date of the Target Financial Statements, there has been no material adverse change in the financial condition, results of operations, business, properties or assets of the Target Fund. For all purposes under this Plan, investment underperformance, negative investment performance and/or investor redemptions shall not be considered material adverse changes, provided all required performance disclosures have been made. The Target Fund incurred the Liabilities in the ordinary course of its business.

(q)

During the five-year period ending at the Effective Time, (a) neither the Target Fund nor any person "related" (within the meaning of section 1.368-1(e)(4) of the Regulations, without regard to section 1.368-1(e)(4)(i)(A) thereof) to it will have acquired Target Fund shares, either directly or through any transaction, agreement, or arrangement with any other person, with consideration other than Acquiring Fund shares or Target Fund shares, except for shares redeemed in the ordinary course of the Target Fund's business as an open-end investment company as required by section 22(e) of the 1940 Act, and (b) no distributions will have been made with respect to Target Fund shares, other than normal, regular dividend distributions made pursuant to the Target Fund's historic dividend-paying practice and other distributions that qualify for the deduction for dividends paid (within the meaning of section 561 of the Code) referred to in sections 852(a)(1) and 4982(c)(1)(A) of the Code.

(r)

Not more than 25% of the value of the Target Fund's total assets (excluding cash, cash items and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers.

(s) Until the Closing Date, the Target Fund will invest its assets in accordance with the disclosures contained in its current prospectus and statement of additional information.
6.

Certain Representations, Warranties and Agreements of Viking. Viking, on behalf of itself and, as appropriate, the Corresponding Acquiring Fund, represents and warrants to, and agrees with the Target Funds as follows:

(a)

Viking is a statutory trust, duly created, validly existing and in good standing under the laws of the State of Delaware. The board of trustees of Viking has duly established and designated the Acquiring Fund as a series of Viking. Viking is registered with the SEC as an open-end management investment company under the 1940 Act, and such registration is in full force and effect.

(b)

Viking has the power and all necessary federal, state and local qualifications and authorizations to own all of its properties and assets, to carry on its business as now being conducted and described in its currently effective registration statement on Form N-1A, to enter into this Plan and to consummate the transactions contemplated herein.

(c)

The board of trustees of Viking has duly authorized the execution and delivery of this Plan and the transactions contemplated herein. Duly authorized officers of Viking have executed and delivered this Plan. Assuming due authorization, execution and delivery of this Plan by the Target Fund, this Plan represents a valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated by this Plan will not, violate Viking's certificate of trust, trust instrument, bylaws or any Material Agreement or any provision of Delaware law. Viking does not need to take any other action to authorize its officers to effectuate the Plan and the transactions contemplated herein.

(d)

The Acquiring Fund is a "fund" (as defined in section 851(g)(2) of the Code); it shall qualify for treatment as a RIC under Part I of Subchapter M of Chapter 1 of Subtitle A of the Code, for its current taxable year, which includes the Effective Time; it will invest its assets at all times and through the Effective Time in a manner that ensures compliance with the foregoing; and it has no earnings and profits accumulated in any taxable year in which the provisions of such Subchapter M did not apply to it.

(e)

The materials included within the N-14 Registration Statement when filed with the SEC, when Part A of the N-14 Registration Statement is distributed to Target Fund shareholders, at the time of the Target Fund shareholder meeting and at the Effective Time of the Reorganization, insofar as they relate to Viking and the Acquiring Fund (i) shall comply in all material respects with the applicable provisions of the 1933 Act, 1934 Act and the 1940 Act, the rules and regulations thereunder and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

(f)

Viking does not Know of any claims, actions, suits, investigations or proceedings of any type pending or threatened against the Acquiring Fund or its assets or businesses. There are no facts that Viking currently has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against the Acquiring Fund. For purposes of this provision, investment underperformance or negative investment performance shall not be deemed to constitute such facts, provided all required performance disclosures have been made. The Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect, its financial condition, results of operations, business, properties or assets or its ability to consummate the transactions contemplated herein.

(g)

Except for contracts, agreements, franchises, licenses or permits entered into or granted in the ordinary course of its business, in each case under which no material default exists, Viking is not a party to or subject to any material contract, debt instrument, employee benefit plan, lease, franchise, license or permit of any kind or nature whatsoever on behalf of the Acquiring Fund.

(h) No consideration other than Acquiring Fund shares (and the Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization.
(i)

The Acquiring Fund has no plan or intention to issue additional Acquiring Fund shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does the Acquiring Fund, or any person "related" (within the meaning of section 1.368-1(e)(4) of the Regulations) to it, have any plan or intention to acquire, during the five-year period beginning at the Effective Time, either directly or through any transaction, agreement, or arrangement with any other person, any Acquiring Fund shares issued to the Target Fund's shareholders pursuant to the Reorganization, except for redemptions in the ordinary course of such business as required by section 22(e) of the 1940 Act.

(j)

As of the Effective Time, the Acquiring Fund will not have modified any of its investment objectives, strategies, policies, risks or restrictions as part of the plan of Reorganization for purposes of section 1.368-1(d)(2) of the Regulations. As of the Effective Time, the Acquiring Fund will have no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Reorganization. Following the Reorganization, the Acquiring Fund (a) will continue the Target Fund's "historic business" (within the meaning of section 1.368-1(d)(2) of the Regulations) or (b) will use at least one third of the Target Fund's "historic business assets" (within the meaning of section 1.368-1(d)(3) of the Regulations) in its business; in addition, the Acquiring Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC and (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status. The Acquiring Fund is, and at the Effective Time will continue to be, in the same line of business as the Target Fund will be in prior to the Reorganization.

(k)

There is no plan or intention for the Acquiring Fund to be terminated or merged into another statutory or business trust or a corporation or any "fund" thereof (as defined in section 851(g)(2) of the Code) following the Reorganization.

(l)

As of the Closing Date, (a) not more than 25% of the value of the Acquiring Fund's total assets (excluding cash, cash items and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers.

(m)

The Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it directly or indirectly owned at any time during the past five years, any shares of the Target Fund.

(n)

During the five-year period ending at the Effective Time, neither the Acquiring Fund nor any person "related" (within the meaning of section 1.368-1(e)(4) of the Regulations) to it will have acquired Target Fund shares with consideration other than Acquiring Fund shares.

(o)

Viking has made all state filings to register the Acquiring Fund in each jurisdiction that the Target Fund is currently registered and all necessary steps have been taken under all relevant jurisdictions' securities laws to consummate the Reorganization.

(p) The Acquiring Fund will invest its assets in accordance with the disclosures contained in its current prospectus and statement of additional information.
(q)

To the best of the knowledge of the Acquiring Fund's management, there is no plan or intention by the Target Fund shareholders to sell, exchange, or otherwise dispose of a number of Target Fund shares (or Acquiring Fund shares received in the Reorganization), in connection with the Reorganization, that would reduce the Target Fund shareholders' ownership of Target Fund shares (or equivalent Acquiring Fund shares) to a number of shares that is less than 50 percent of the current number of Target Fund shares outstanding.

6A.

Additional Representations, Warranties and Agreements of the Target Funds and Viking. Each Target Fund, on behalf of itself, represents and warrants to, and agrees with, Viking, and Viking, on behalf of itself and, as appropriate, the Corresponding Acquiring Fund, represents and warrants to, and agrees with, the Target Funds, as follows:

(a)

The fair market value of the Acquiring Fund shares each Target Fund shareholder receives will be approximately equal to the fair market value of the Target Fund shares it surrenders in exchange therefor.

(b)

The respective management of the Target Fund and Viking (a) is unaware, without making independent inquiry, of any plan or intention of the Target Fund's shareholders to redeem, sell or otherwise dispose of (i) any portion of their Target Fund shares before the Reorganization to any person "related" (within the meaning of section 1.368-1(e)(4) of the Regulations) to either the Acquiring Fund or the Target Fund or (ii) any portion of the Acquiring Fund shares they receive in the Reorganization to any person "related" (within such meaning) to the Acquiring Fund, (b) does not anticipate dispositions of those Acquiring Fund shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of the Target Fund as an open-end investment company, (c) expects that the percentage of Target Fund shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis, and (d) does not anticipate that there will be extraordinary redemptions of Target Fund shares immediately following the Reorganization.

(c)

Each Target Fund shareholder will pay his or her own expenses (including fees of personal investment or tax advisors for advice regarding the Reorganization), if any, he or she incurs in connection with the Reorganization.

(d) The fair market value of the Assets on a going concern basis will equal or exceed the Liabilities to be assumed by the Acquiring Fund and those to which the Assets are subject.
(e) There is no intercompany indebtedness between the Acquiring Fund and the Target Fund that was issued or acquired, or will be settled, at a discount.
(f)

Pursuant to the Reorganization, the Target Fund will transfer to the Corresponding Acquiring Fund, and the Corresponding Acquiring Fund will acquire, at least 90% of the fair market value of the net Assets, and at least 70% of the fair market value of the gross Assets, the Target Fund held immediately before the Reorganization. For the purposes of the foregoing, any amounts the Target Fund uses to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except (a) redemptions in the ordinary course of its business required by section 22(e) of the 1940 Act and (b) regular, normal dividend distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982 of the Code) will be included as Assets held thereby immediately before the Reorganization.

(g)

None of the compensation received by any Target Fund shareholder who is an employee of or service provider to the Target Fund will be separate consideration for, or allocable to, any of the Target Fund shares that shareholder held; none of the Acquiring Fund shares any such shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement or other service agreement; and the consideration paid to any such shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

(h)

The aggregate value of the acquisitions, redemptions and distributions limited by Sections 5(q), 6(i) and 6(n) hereof will not exceed 50% of the value (without giving effect to such acquisitions, redemptions, and distributions) of the proprietary interest in the Target Fund at the Effective Time.

(i) The shareholders of the Target Fund will receive no consideration pursuant to the Reorganization other than Acquiring Fund shares.
(j)

Other than liabilities relating to reorganization expenses described in Revenue Ruling 73-54, the sum of (a) the expenses incurred by Integrity Money Management, Inc. ("Integrity"), the Target Fund's investment adviser, pursuant to the Plan and (b) the liabilities of the Target Fund to be assumed by the Acquiring Fund in the Reorganization will not exceed 20% of the fair market value of the assets of the Target Fund transferred to the Acquiring Funds pursuant to the Reorganization.

(k)

Each of the Target Fund and Viking shall use its reasonable best efforts to assure compliance with the conditions of section 15(f) of the 1940 Act as it applies to the transactions contemplated by this Plan.

7.	Conditions to the Target Funds' Obligations. The obligations of the Target Funds set forth herein shall be subject to the following conditions precedent:
(a) Viking shall have duly executed and delivered to the Target Funds its applicable Reorganization Documents.
(b)

The Target Funds' shareholders shall have approved this Plan in the manner required by the Target Funds' articles of incorporation, bylaws, and applicable law. If the shareholders of either Target Fund fail to approve this Plan, that failure shall release the Target Funds of their obligations under this Plan.

(c)

Viking shall have delivered to the Target Funds a certificate dated as of the Closing Date and executed in its name by the Secretary or Assistant Secretary of Viking, in a form reasonably satisfactory to the Target Funds, stating that the representations and warranties of Viking in this Plan are true and correct in all material respects at and as of the Effective Time.

(d)

The Target Funds shall have received an opinion of Chapman and Cutler LLP with respect to the tax matters specified in Section 8(d) hereof addressed to the Target Funds and Viking in form and substance reasonably satisfactory to them, and dated as of the Closing Date (the "Tax Opinion"). In rendering the Tax Opinion, such counsel may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Plan, which such counsel may treat as representations and warrantees made to it, and in separate letters addressed to such counsel and certificates delivered pursuant to this Plan. The Tax Opinion shall comprise substantively the opinions listed under Sections 8(d)(1)-(7) hereof based on the facts and assumptions stated therein and conditioned on consummation of the Reorganizations in accordance with this Plan, for federal income tax purposes.

(e)

The N-14 Registration Statement shall have become effective under the 1933 Act as to the Acquiring Funds' shares, and the SEC shall not have instituted or, to the Knowledge of Viking, contemplated instituting, any stop order suspending the effectiveness of the N-14 Registration Statement.

(f)

No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with the Reorganizations.

(g)

The SEC shall not have issued any unfavorable advisory report under section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the Reorganizations under section 25(c) of the 1940 Act.

(h)

Viking shall have performed and complied in all material respects with each of its agreements and covenants required by this Plan to be performed or complied with by it prior to or at the Valuation Time and Effective Time.

(i) The Target Funds shall have received from Viking a duly executed instrument(s) whereby each Acquiring Fund assumes the Liabilities of or attributable to the Corresponding Target Fund.
(j) Neither party shall have terminated this Plan pursuant to Section 11 hereof.
(k)

The parties shall have received any necessary order of the SEC exempting the parties from the prohibitions of section 17 of the 1940 Act or any similar relief necessary to permit consummation of the Reorganizations.

(l)

The Target Funds shall have received a certificate from Corridor Investors, LLC ("Corridor") and Integrity stating that (i) except as provided in clause (ii), Corridor will pay all of the expenses incurred by the Target Funds and Acquiring Funds in connection with the Reorganizations and (ii) Integrity will share equally the legal costs (up to a maximum outlay of $10,000) of the initial preparation of the first distribution draft of the documentation required for submission to the SEC and shall share equally in any proxy solicitation costs to Target Fund shareholders with respect to the Reorganizations.

(m)

The parties shall have received such assurances as they deem appropriate with respect to the audited and pro forma financial information of the Acquiring Funds and the Target Funds contained in the N-14 Registration Statement.

8.	Conditions to Viking's Obligations. The obligations of Viking set forth herein shall be subject to the following conditions precedent:
(a) Each Target Fund shall have duly executed and delivered to Viking its applicable Reorganization Documents.
(b)

The Target Funds' shareholders shall have approved this Plan in the manner required by the Target Funds' articles of incorporation, bylaws and applicable law. If the shareholders of either Target Fund fail to approve this Plan, that failure shall release Viking's obligations under this Plan.

(c)

Each Target Fund shall have delivered to Viking a certificate dated as of the Closing Date and executed in its name by the Target Fund's Secretary or Assistant Secretary, in a form reasonably satisfactory to Viking, stating that the representations and warranties of the Target Fund in this Plan are true and correct in all material respects at and as of the Effective Time.

(d)

Viking shall have received the Tax Opinion of Chapman and Cutler LLP addressed to the Target Funds and Viking in form and substance reasonably satisfactory to it, and dated as of the Closing Date, as to the federal income tax consequences mentioned below. In rendering the Tax Opinion, such counsel may rely as to factual matters, exclusively and without independent verification, on the representations and warranties made in this Plan, which such counsel may treat as representations and warranties made to it, and in separate letters addressed to such counsel and certificates delivered pursuant to this Plan. The Tax Opinion shall be substantially to the effect that, based on the facts and assumptions stated therein and conditioned on consummation of each Reorganization in accordance with this Plan, for federal income tax purposes:

(1)

The Reorganization will qualify as a "reorganization" (within the meaning of section 368(a)) of the Code, and the Acquiring Fund and the Target Fund each will be a "party to a reorganization" (within the meaning of section 368(b) of the Code).

(2)

In accordance with section 354(a)(1) of the Code, the Target Fund shareholders will recognize no gain or loss on their receipt of Acquiring Fund shares actually or constructively in exchange for their Target Fund shares pursuant to the Reorganization.

(3)

In accordance with sections 361(a), 361(c)(1) and 357(a) of the Code, the Target Fund will recognize no gain or loss on the transfer of all of the Assets to the Acquiring Fund solely in exchange for Acquiring Fund shares and the assumption by the Acquiring Fund of the Liabilities pursuant to the Reorganization or on its distribution of those shares to its shareholders pursuant to its liquidation, actually or constructively in exchange for their Target Fund shares.

(4)

In accordance with section 1032 of the Code, the Acquiring Fund will recognize no gain or loss on its acquisition of all of the Assets solely in exchange for the Acquiring Fund shares and its assumption of the Liabilities.

(5)

In accordance with section 358(a) of the Code, the aggregate tax basis in the Acquiring Fund shares received by each Target Fund shareholder pursuant to the Reorganization will equal the aggregate tax basis of the Target Fund shares surrendered actually or constructively in exchange therefor, and, in accordance with section 1223(l) of the Code, the shareholder's holding period for those Acquiring Fund shares will include the period that the shareholder held the Target Fund shares actually or constructively exchanged therefor, provided that the shareholder held such Target Fund shares as a capital asset at the Effective Time.

(6)

In accordance with section 362(b) of the Code, the Acquiring Fund's basis in the Assets will equal the Target Fund's basis in the Assets immediately before the Reorganization, and, in accordance with section 1223(2) of the Code, the Acquiring Fund's holding period for the Assets will include the period during which the Target Fund held the Assets.

(7)

The Acquiring Fund will succeed to and take into account the items of the Target Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and applicable regulations thereunder.

(e)

The N-14 Registration Statement shall have become effective under the 1933 Act as to the Acquiring Funds' shares, and the SEC shall not have instituted or, to the Knowledge of Viking, contemplated instituting, any stop order suspending the effectiveness of the N-14 Registration Statement.

(f)

No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or obtain damages or other relief in connection with the Reorganizations.

(g)

The SEC shall not have issued any unfavorable advisory report under section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the Reorganizations under section 25(c) of the 1940 Act.

(h)

Each Target Fund shall have performed and complied in all material respects with each of its agreements and covenants required by this Plan to be performed or complied with by it prior to or at the Valuation Time and Effective Time.

(i) Neither party shall have terminated this Plan pursuant to Section 11 hereof.
(j)

The parties shall have received any necessary order of the SEC exempting the parties from the prohibitions of section 17 of the 1940 Act or any similar relief necessary to permit consummation of the Reorganizations.

(k)

Viking shall have received a certificate from Corridor and Integrity stating that (i) except as provided in clause (ii), Corridor will pay all of the expenses incurred by the Target Funds and Acquiring Funds in connection with the Reorganizations and (ii) Integrity will share equally the legal costs (up to a maximum outlay of $10,000) of the initial preparation of the first distribution draft of the documentation required for submission to the SEC and shall share equally in any proxy solicitation costs to Target Fund shareholders with respect to the Reorganizations.

(l)

The parties shall have received such assurances as they deem appropriate with respect to the audited and pro forma financial information of the Acquiring Funds and the Target Funds contained in the N-14 Registration Statement.

9.

Additional Condition to Viking's and the Target Funds' Obligations. Unless the parties hereto agree in writing otherwise, the obligations of Viking and the Target Funds set forth herein shall be subject to the closing (either simultaneous with or preceding the Effective Time of the Reorganizations) of the share purchase and change of advisor agreement by and among Corridor together with Viking Fund Management, LLC, and Integrity Mutual Funds, Inc. of Nevada, Integrity Fund Services, Inc., Integrity Funds Distributor, Inc., Integrity Mutual Funds, Inc., and Integrity dated March 6, 2009.

10.	Survival of Representations and Warranties. The representations and warranties of the parties hereto shall survive the completion of the transactions contemplated herein.
11.

Termination of Plan. A majority of a party's board of directors/trustees may terminate this Plan, by giving notice to the other parties at any time before the Effective Time if: (i) the party's conditions precedent set forth in Sections 7, 8 or 9 hereof, as appropriate, are not satisfied or (ii) the board of directors/trustees determines that the consummation of the Reorganizations are not in the best interests of shareholders, including after Target Fund shareholders approved the Plan.

12.

Governing Law. This Plan and the transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of North Dakota, except to the extent preempted by federal law, without regard to conflicts of law principles.

13.

Brokerage Fees. Each party represents and warrants that there are no brokers or finders entitled to receive any payments from the Target Funds, Viking, or an Acquiring Fund in connection with the transactions provided for in this Plan.

14.

Amendments. The parties may, by agreement in writing authorized by their respective boards of directors/trustees, amend this Plan at any time before or after the Target Funds' shareholders approve this Plan. However, after the Target Fund shareholders approve this Plan, the parties may not amend this Plan in a manner that materially alters the obligations of either party with respect to the Reorganizations. The parties shall not deem this Section to preclude them from changing the Closing Date or the Effective Time by mutual agreement.

15.

Waivers. At any time prior to the Closing Date, either party may by written instrument signed by it (i) waive the effect of any inaccuracies in the representations and warranties made to it contained herein and (ii) waive compliance with any of the agreements, covenants or conditions made for its benefit contained herein. The parties agree that any waiver shall apply only to the particular inaccuracy or requirement for compliance waived, and not any other or future inaccuracy or lack of compliance.

16.

Cooperation and Further Assurances. Each party will cooperate with the other in fulfilling its obligations under this Plan and will provide such information and documentation as is reasonably requested by the other in carrying out this Plan's terms. Each party will provide such further assurances concerning the performance of obligations under this Plan and the consummation of the Reorganizations as the other shall deem necessary, advisable or appropriate.

17.

Updating of N-14 Registration Statement. If at any time prior to the Effective Time, a party becomes aware of any material information that is not reflected in the N-14 Registration Statement, the party discovering the information shall promptly notify the other party and the parties shall cooperate in promptly preparing, filing and clearing with the SEC, and, if appropriate, distributing to Target Fund shareholders appropriate disclosure with respect to the information.

18.

Limitation on Liabilities. The obligations of the Target Funds, Viking, and the Acquiring Funds shall not bind any of the trustees, directors, shareholders, nominees, officers, agents, or employees of the Target Funds or Viking personally or any series of Viking other than the relevant Acquiring Fund, but shall bind only the assets and property of the Target Fund and the Acquiring Fund, respectively. The execution and delivery of this Plan by the parties' officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Assets and the property of the Target Fund or Acquiring Fund, as appropriate.

19.

Notices. Any notice, report, statement, certificate or demand required or permitted by any provision of this Plan shall be in writing and shall be given by prepaid telegraph, telecopy, certified mail or overnight express courier to:

For the Target Funds:
Laura Anderson/Brad Wells Integrity Mutual Funds, Inc. One Main Street North Minot, ND 58703
With copies to:
Gordon Dihle Dihle & Co., P.C. 6041 South Syracuse Way Suite 307 Englewood, CO 80111
For Viking:
Robert E. Walstad Shannon Radke Integrity Mutual Funds, Inc. One Main Street North Minot, ND 58703
With copies to:
Mark Kneedy c/o Chapman and Cutler LLP 111 W. Monroe Chicago, Illinois 60603
20.

General. This Plan supersedes all prior agreements between the parties (written or oral), is intended as a complete and exclusive statement of the terms of the agreement between the parties and may not be changed or terminated orally. The parties may execute this Plan in counterparts, which shall be considered one and the same agreement, and shall become effective when the counterparts have been executed by and delivered to both parties. The headings contained in this Plan are for reference only and shall not affect in any way the meaning or interpretation of this Plan. Nothing in this Plan, expressed or implied, confers upon any other person any rights or remedies under or by reason of this Plan. Neither party may assign or transfer any right or obligation under this Plan without the written consent of the other party.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers designated below to execute this Plan as of the date first written above.

ND TAX-FREE FUND, INC (A TARGET FUND)
ATTEST:
By:
Name:		Name:
Title:		Title:

MONTANA TAX-FREE FUND, INC (A TARGET FUND)
ATTEST:
By:
Name:		Name:
Title:		Title:

VIKING MUTUAL FUNDS for itself and on behalf of VIKING TAX-FREE FUND FOR NORTH DAKOTA and VIKING TAX-FREE FUND FOR MONTANA (EACH AN ACQUIRING FUND)
ATTEST:
By:
Name:		Name:
Title:		Title:

SCHEDULE A

MATERIAL AGREEMENTS

(1)	The following agreements are the Material Agreements of the Target Funds related to the Reorganization:
	(a)	Investment Advisory Agreement between ND Tax-Free Fund, Inc. and Integrity Money Management, Inc. dated April 27, 2004.
	(b)	Investment Advisory Agreement between Montana Tax-Free Fund, Inc. and Integrity Money Management, Inc. dated April 27, 2004.
	(c)	Distribution Agreement between ND Tax-Free Fund, Inc. and Integrity Funds Distributor, Inc. dated October 21, 1988 as amended on April 27, 2004.
	(d)	Distribution Agreement between Montana Tax-Free Fund, Inc. and Integrity Funds Distributor, Inc. dated May 17, 1993 as amended April 27, 2004.
	(e)	Custodian Agreement between ND Tax-Free Fund, Inc. and Wells Fargo Bank, N.A. dated January 1, 2005.
	(f)	Custodian Agreement between Montana Tax-Free Fund, Inc. and Wells Fargo Bank, N.A., dated January 1, 2005.
	(g)	Distribution and Service Plan of ND Tax-Free Fund, Inc. dated April 27, 2004.
	(h)	Distribution and Service Plan of Montana Tax-Free Fund, Inc. dated April 27, 2004.
	(i)	Multiple Class Plan of ND Tax-Free Fund, Inc., amended and restated April 27, 2004.
	(j)	Multiple Class Plan of Montana Tax-Free Fund, Inc., amended and restated April 27, 2004.
	(k)	Administrative and Accounting Services Agreement between ND Tax-Free Fund, Inc. and Integrity Fund Services, Inc. ("IFS") dated October 2, 2006.
	(l)	Administrative and Accounting Services Agreement between Montana Tax-Free Fund, Inc. and IFS dated October 2, 2006.
	(m)	Transfer Agency Agreement between ND Tax-Free Fund, Inc. and IFS dated October 2, 2006.
	(n)	Transfer Agency Agreement between Montana Tax-Free Fund, Inc. and IFS dated October 2, 2006.
(2)	The following agreements are the Material Agreements of Viking related to the Reorganization:
	(a)	Investment Advisory Agreement between Viking and Viking Fund Management, LLC on behalf of the Viking Funds dated July 28, 1999 and Schedule A thereto dated April 30, 2001.
	(b)	Distribution Agreement between Viking and Viking Fund Distributors, LLC on behalf of the Viking Funds dated July 28, 1999 and Schedule A thereto dated April 30, 2001.
	(c)	Custodian Agreement between Viking and First Western Bank & Trust dated April 17, 2002.
	(d)	Shareholder Services Plan for the Viking Funds dated July 28, 1999.
(e)

Agreement for Fund Accounting Services, Administrative Services and Transfer Agency Services between Viking and Viking Fund Management, LLC on behalf of the Viking Funds dated July 28, 1999 and Exhibit 1 thereto dated April 30, 2001.

SCHEDULE B

Claims, actions, suits, investigations or proceedings pending or threatened against the Target Funds, or the Assets or its businesses:

None

Orders, decrees or judgments to which the Target Fund is a party that adversely affect, or are reasonably likely to adversely affect, the Target Fund's financial condition, results of operations, business, properties or the Assets or ability to consummate the transactions contemplated by the Plan.

None